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11 - 02 - 2023

Summit Materials, Inc.

Third Quarter 2023 Earnings

TOTAL PAGES: 22

CORPORATE SPEAKERS:

Andy Larkin

Summit Materials, Inc; Vice President of Investor Relations

Anne Noonan

Summit Materials, Inc; President and Chief Executive Officer

Scott Anderson

Summit Materials, Inc; Executive Vice President and Chief Financial Officer

PARTICIPANTS:

Stanley Elliott

Stifel; Analyst

Trey Grooms

Stephens; Analyst

Garik Shmois

Loop Capital Markets; Analyst

Collin Verron

Jefferies; Analyst

Anthony Pettinari

Citi; Analyst

Kathryn Thompson

Thompson Research; Analyst

David MacGregor

Longbow Research; Analyst

Adam Thalhimer

Thompson Davis; Analyst

Brent Thielman

D.A. Davidson; Analyst

Mike Dahl

RBC Capital Markets; Analyst

Jerry Revich

Goldman Sachs; Analyst

Keith Hughes

Truist Securities; Analyst

PRESENTATION:

Operator: Hello. Good morning. At this time, I would like to welcome everyone to the Summit Materials Incorporated 2023 Earnings Conference Call.

I would now like to turn the call over to Andy Larkin, Vice President of Investor Relations.

Andy Larkin: Hello and welcome to the Summit Materials third quarter 2023 results conference call.

Yesterday afternoon we issued a press release detailing our financial and operating results. Today's call is accompanied by an investor presentation and a supplemental workbook, highlighting key financial and operating data.

All of these materials can be found on our Investor Relations website.

Management's commentary and responses to questions on today's call may include forward-looking statements, which by their nature are uncertain and outside of Summit Materials' control. Although these forward-looking statements are based on management's current expectations and beliefs, actual results may differ in a material way.

For a discussion of some of the factors that could cause actual results to differ, please see the risk factors section of Summit Materials' latest Annual Report on Form 10-K as updated from time to time in our subsequent filings with the SEC.

You can find reconciliations of historical non-GAAP financial measures discussed in today's call in our press release.

Today I'm pleased to be joined by Anne Noonan, Summit’s CEO; and Scott Anderson, our Chief Financial Officer. We’ll begin with opening commentary. Scott will then review our financial performance and then Anne will conclude our prepared remarks with our view on the path forward. After that we will open the line for questions.

Out of respect for other analysts and the time we have allotted, please limit yourself to one question, and then return to the queue so we can accommodate as many analysts as possible in the time we have available.

I'll now turn the call over to Anne.

Anne Noonan: Thanks, Andy. And thanks to everyone joining today's call. We've certainly been very diligent in progressing multiple work streams since our last call in August. Alongside all of our undertakings, our Summit family hasn't lost sight of our top obligation to create and foster a safe working environment for our employees and our communities. Each of us has a duty and commitment to put safety first in service of a common good and although our journey is ongoing, we are taking steps each day to build a zero-harm culture and a safer Summit Materials.

This quarter before Scott takes you through the financials, I'd like to provide some high-level commentary on our third quarter financial performance, our 2023 outlook, as well as provide a progress report on other relevant topics this quarter.

First, we continue to execute our Elevate Summit strategy, making significant progress against our financial priorities. In the third quarter, we generated record levels of net revenue, cash gross profit, and adjusted EBITDA. Furthermore, leverage remains near all-time lows. ROIC, at all-time highs, and this quarter we set an Elevate Summit high watermark for our trailing 12-month EBITDA margin at 24%.

Critical to our overall margin trajectory is the contribution from our materials lines of business. As expected, aggregates margins stepped up materially this quarter. Adjusted cash gross profit margins increased 570 basis points year-on-year in Q3 and is now positive on a year-to-date basis. Likewise, Cement EBITDA margins were up 260 basis points in Q3 to 41.5%.

In both businesses, we are moving towards our North Star objectives with aggregates 170 basis points closer to its cash gross profit margin North Star objective of 60% and Cement 250 basis points closer to its North Star EBITDA margin objective of 40%. In a moment, Scott will unpack the drivers for you, but essentially, commercial and operational execution is fueling greater profitability, an important component of our value creation model.

Second, regarding our 2023 outlook. Today, we are increasing the low end of our full-year 2023 EBITDA range to $560 million, thereby upgrading the midpoint of our guide to $565 million. This puts us on track to deliver mid-teens EBITDA growth year-on-year and EBITDA margins of between 23.5% and 24% in 2023. Our confidence to increase our forecast yet again is underpinned by our year-to-date performance and the collective execution of our Summit teams.

Third, we continue to pursue a complete retirement of our TRA liability and collapse our up-C structure, which when completed, will significantly reduce corporate complexity and streamline our organizational structure. This may take some time to fully complete, but consistent with the Blackstone portion of the agreement, we intend to follow a disciplined approach that is value-creating for our shareholders.

Lastly, we remain on track to close the Argos transaction before the end of the first quarter of 2024. From a process standpoint, we have filed our preliminary proxy, cleared HSR review, and are positioned to file our definitive proxy later this month. At that point, we'll announce the date of our shareholder vote. With bridge financing in place, we have the flexibility to opportunistically undertake financing when markets are most advantageous for us to do so.

In the interim, we are developing detailed integration plans, designing a talent-rich highly effective organization and positioning the enterprise to immediately start to deliver on our synergy commitments upon close. When complete, the combination will accelerate our materials-led strategy, enhance our scale and reach in cement, and bolster our cash flow generation to fuel further aggregates-oriented organic and inorganic growth opportunities.

Now, before turning the floor to Scott, I'd like to recognize and thank my Summit colleagues across our footprint who have remained laser-focused on their 2023 commitments. Thanks to them, we are on course to achieve record financial results this year. They have a lot to be proud of and I applaud them on their efforts and diligence this year.

With that I'll turn it over to Scott to walk you through the quarter.

Scott Anderson: Thanks, Anne. Turning to slide six. I'll pick up where Anne left off by adding specifics to our Elevate Summit scorecard. For leverage, we remain at 2.3x flat versus our prior quarter and well below our long-standing commitment to be below 3x. This is especially impressive considering we used $122.9 million of cash to acquire, among others, all of Blackstone's rights and interest in the TRA or approximately 80% of the total TRA liability, at a substantial discount to its carrying value.

For ROIC, we again saw progress up 20 basis points sequentially to 10.3% and moving further ahead of our 10% minimum. And as Anne mentioned, our last 12-month EBITDA margin is up to 24%, driven not only by a notable acceleration in aggregates margin but by margin growth across all lines of business in Q3. 24% represents an Elevate Summit record and positions us to deliver on our stated goal of 23.5% to 24% for the full year.

Adding color to that margin picture, on slide seven, you will see our Q3 financial highlights. Net revenue increased 8.2% driven by ongoing pricing momentum across each of our lines of business fueled by mid-year price increases in aggregates and cement as well as pass-through pricing for our downstream businesses.

Our commercial teams are effectively pricing to what our local markets will bear. Pricing growth in combination with sound operational execution drove adjusted cash growth profit and adjusted EBITDA growth of 15.5% and 12.8% respectively in the quarter. This came despite volumes that have been negatively impacted by the residential air pocket and unfavorable weather conditions in certain markets.

Segment performance on slide eight shows each business segment grew both EBITDA dollars and EBITDA margin in the quarter. Our West segment registered strong pricing growth across all lines of business and continues to benefit from public infrastructure demand in our two largest asphalt markets, North Texas and the Intermountain West. The third quarter was the first full quarter of our newly entered Phoenix market and so far the business has been operating better than we originally anticipated.

The East segment, which is nearly a pure-play aggregates business, grew EBITDA 13.5% in the quarter and is up 17.8% in 2023 as greater greenfield contributions together with strong pricing and operational improvements, is generating solid sustainable growth.

Cement achieved positive top-line growth in the quarter despite lower volumes, as wet conditions in Northern markets, particularly Minnesota and Iowa, combined with reduced import volume, led to lower volumes relative to Q3 2022. That said, mid-year price execution remained strong as average selling price increased to $155.79, up nearly $6.70 per ton from Q2, reflecting solid price realization and driven by healthy supply demand dynamics along our river markets.

Overall, third quarter adjusted EBITDA increased 8.1% and EBITDA margin improved 260 basis points year-on-year. Moving now to pricing on slide nine. And I'd start by simply reiterating our general view that demand conditions and persistent cost inflation have supported a constructive pricing environment in 2023.

And as Anne will talk about, we expect those conditions to carry into 2024. Third quarter average selling price for ags increased 14.4% year-over-year and 4.6% sequentially, primarily reflecting a mid-single-digit mid-year price increase implemented across our footprint.

We saw solid traction throughout, with strongest gains in Houston, Missouri, Northern Kansas and Utah. In cement, our $10 per ton price increase effective July 1st saw nearly 70% realization, with the strongest reflection in our northern cement markets along the river as expected.

For our upstream businesses, given progress so far this year, we are very confident that pricing trends will endure and will achieve at least low-teens pricing growth in ags and mid-teens growth in cement on a full-year basis. Downstream, high cement input costs continue to feed higher ready-mix pricing and the demand environment for asphalt together with higher liquid asphalt cost has and will continue to drive pricing growth moving forward.

On the volume side, slide 10 bridges from organic to reported by line of business. Aggregates volumes are tracking towards our full-year expectations with year-to-date growth in Kansas and Virginia more than offset by lower volumes in our more residentially exposed markets, specifically Salt Lake City and Houston as well as British Columbia.

As mentioned, cement volumes in the quarter were negatively impacted by a combination of wet weather in our northern markets and reduced import volume. In fact, lower imports accounted for roughly half of the overall volume decrease in the quarter.

Ready-mix volumes continued to be impacted by challenging residential and light non-residential conditions, although as comparisons ease in Q4, we would expect volumes to begin to stabilize. Furthermore, as we add the high-growth all-season Phoenix market to the portfolio, reported ready-mix volumes should continue to grow as we close the year.

Finally, on asphalt, we saw public demand continue to drive positive organic volume growth with especially good performance in the Intermountain West and British Columbia. Adjusted gross profit margin is shown on slide 11, clearly demonstrating improved profitability across the portfolio on both a quarter-to-date and year-to-date basis.

Each line of business is extending a positive price/cost relationship and effectively countering cost inflation that has not materially relented. If you recall, we had previously discussed cost inflation moderating in the second half and generally fall in that mid-single-digit range. Thus far, through October, we have not seen that occur, so we have factored in recalibrated cost expectations into our Q4 outlook.

One especially notable area is for our cement business, where higher cost to fuel our kilns and low river levels along the Mississippi have increased the cost to serve our customers. Thankfully, our experienced continental cement team is proactively working with our customers and was able to fully meet our customer commitments in the third quarter.

I'll round out my commentary on slide 12 by briefly noting adjusted diluted net income increased 15.7% in the quarter and is up more than 31% in 2023, primarily reflecting strong execution and overall operating performance during the year that more than offset the higher interest expense. And finally, as of Q3, for the purposes of calculating adjusted diluted earnings per share, please use a share count of 120.2 million, which includes 118.9 million Class A shares and 1.3 million LP units.

With that I'll turn it back to Anne for our latest outlook.

Anne Noonan: Thanks, Scott. The way I'd like to close is to frame up our 2023 expectations, then at a high level, discuss our preliminary view on 2024 and wrap up by reiterating our view of the Argos transaction.

Slide 14 has our 2023 outlook. By increasing the low end of our EBITDA range, we are increasing the midpoint to $565 million. This implies solid mid-teens growth on a full-year basis, but more moderate growth expectations for Q4.

The Q4 profile mainly reflects three factors. First is our typically restrained stance regarding unknown weather conditions to close the year. If weather cooperates and the construction season is extended, we could exceed expectations. But as a managerial team, we don't make a habit of predicting Q4 weather conditions.

To give you a sense of our weather sensitivity, in Salt Lake City, one of our highest margin markets, each extra day of favorable weather could generate a million dollars or more in EBITDA. The second factor affecting Q4 are low river levels along the Mississippi. Our latest view incorporates roughly $2 million of increased operational cost to manage through these river levels.

As you heard Scott say earlier, we have an experienced team exploring every possible option to meet our customer commitments, and we plan to deliver the quality and service our customers expect.

That said, the reality is that we may have to incur higher costs associated with light-loading barges and dredging certain parts of the river. Right now, while we have an advantaged position relative to competition, our primary concern is around our Memphis terminal, and we thought it appropriate to incorporate this risk into our year-to-go forecast.

And finally, variable cost inflation has not materially eased. So we are embedding the assumption that cost headwinds persist as we close the year. For CapEx, we're maintaining our midpoint expectations at $250 million with roughly $65 million to $70 million of that occurring in Q4. Our modeling items include G&A at approximately $210 million, interest expense at roughly $110 million and DD&A at $220 million for 2023.

Now, turning to a preliminary look at 2024 on slide 15. Our teams are in the late stages of formulating their bottoms-up 2024 budget, and as we fine-tune our expectations, what has emerged is a list of knowns and a list of unknowns. Let's start first with what we know, and that is 2024 is setting up to be another strong year for pricing.

For cement, we are already out with our January 1st price increase of $15 per ton, which we believe adequately reflects a high input cost environment, including significantly higher barge rates as well as the unique value we bring to the marketplace. For aggregates, we will implement fresh pricing on January 1st across all markets with exact increases dependent on demand and competitive conditions in each of our local markets.

And importantly, we firmly believe that we have shifted to a more dynamic pricing model with customers now expecting at least two price increases a year. This multiple pricing approach allows for us to more quickly flow through market and cost intelligence via value pricing.

For 2024 and similar to 2023, we expect that our commercial execution will outpace anticipated cost inflation and create that positive price net of variable cost relationship we're aiming for. Additionally, and unique to Summit, our flexible energy model, along with operational excellence initiatives, should provide material offsets to cost inflation, providing further headroom between price and costs next year.

For 2024 end market demand, the picture is still in flux, with strong visibility in the public end markets and more mixed indicators in private construction. For public which comprises 35% to 40% of our revenue, our leading indicators for future activity are flashing green. Fiscal 2024 DOT budgets for our top five public states are up 14%, lettings on a trailing 12-month basis are up nearly 26%, more than seven points ahead of the national average and our public backlogs in key markets are nearly double prior year, as demand is robust and accelerating for infrastructure projects.

For residential, knowing its sensitivity to interest rates, we remain cautiously optimistic that single-family construction in 2024 will at a minimum stabilize, if not begin to recover next year. What we're contemplating is how the higher-for-longer fed approach will ripple through residential activity. Positive lock-in impacts will mitigate some of the affordability concerns, but it's too early to say to what extent.

Nevertheless, we remain bullish on residential in the long run, and especially where we over-index, namely Salt Lake City, Houston and now Phoenix. Bottom line is that the desire for homeownership is strong and durable, while supply remains woefully constrained. We are big believers that we'll be a primary beneficiary as that equation inevitably corrects itself in the long run.

Lastly, on non-residential, we currently see the divergent trends from 2023 carrying into 2024. Specifically, we expect light non-residential to remain relatively dormant, as knock-on effects from the residential air pocket will impact the non-residential community buildout that lags residential trends.

On the other hand, we see sustainable growth in certain heavy non-residential verticals. Onshoring of manufacturing is a durable trend, underpinned by public funding and private companies looking to bolster their domestic supply chains.

What's especially encouraging is that these large-scale projects have a multiplier effect. They create high-paying jobs that in turn lead to single-family home construction and the commercial developments to support these communities. That said, not all markets will benefit equally. For us, we have advantaged exposure to the battery belt in the Southeast, the country's semiconductor hub in Phoenix, and green energy projects in America's heartland and along the Mississippi River.

As we sharpen our pencils for next year, we will add specificity to our non-residential view. But for now, our working view is that directionally, we should witness similar trends from 2023 extend into 2024.

Let me sum up our 2024 perspective by stepping back. We think 2024 is shaping up to be a very positive year for Summit Materials. We will have to navigate dynamic market conditions, but on balance, we firmly believe we will have several factors working in our favor.

A stronger, more materials-led portfolio, robust pricing momentum, a full set of self-help margin opportunities, and a balance sheet capable of making aggregates-oriented portfolio moves. As is customary, we'll be out with a more granular view in February, but as you heard us say last month, we think our business is certainly capable of achieving double-digit EBITDA growth next year.

Central to our growth ambitions for next year and the years that follow is our integration with Argos USA. Together with Argos, our enterprise will be able to utilize our combined platforms and capabilities to capitalize on the tremendous growth opportunities in cement and our high-growth markets.

You've heard me say before, but it's worth repeating, we have the proven experience and expertise to deliver profitable growth through rapid synergy realization. We are confident that our well-run and transferable playbook in cement and ready-mix will deliver at least 100 million in synergies as part of this combination.

And critically, our growth strategy in cement and our more cash-generative portfolio perfectly complements and accelerates our ongoing intentions for aggregates growth through organic and inorganic avenues.

On slide 16, you'll see our top priorities as we move through the closing process. Consistent with our commitment to transparency in everything we do, you can expect us to report against these four priorities as we integrate with Argos USA.

First off, we will continue to invest in aggregates growth, focus on operational excellence to expand ags margins and profitably grow that piece of the portfolio. We can do that while safely integrating the companies with agility and a focus on people, culture and change management. After closing, we'll immediately start to deliver on our commitment of greater than 100 million in operational synergies, while at the same time, swiftly refining and executing on upside commercial synergies.

And finally, our ongoing priority is to optimize the portfolio while strengthening the balance sheet. These four priorities will inform our decisions and guide our actions, but I'm confident and optimistic our team can execute on them moving Summit forward and creating industry-leading value for our shareholders.

With that, I'll ask the operator to open the line for questions.

QUESTION & ANSWER:

Operator: Our first question comes from the line of Stanley Elliott from Stifel. Stanley, please go ahead.

Stanley Elliott: Hi. Good morning, everyone. Thank you all for the question. Curious if you guys could kind of hash out a little bit more on the pricing outlook. I mean, certainly a lot of momentum here double, you know, finishing strong to the year. How should we think about pricing into next year with some of the other players in the space? Haven't talked about kind of double digit-ish sort of numbers.

Anne Noonan: Yes. Thanks for the question, Stanley. So let's kind of deal with aggregates first. So we'll exit the year here in 2023 at low teens, if not better, as we go out and that's really driven by outstanding performance in Texas, Utah, and Missouri. And so we're now out with our January 1st price increases across all of our aggregates markets and, you know, basically those will be value priced using all the tools that we've put in place through our commercial excellence efforts to really optimize price in each of those markets. And you can expect them to be in the high single-digit to double-digit, and we'll refine that further in February. The other thing I would say about pricing in ags, I believe we're now in a standard industry mode of two price increases per year, and so you will expect to see that momentum.

So I've got a lot of confidence in pricing, both from the carryover, which was very strong in our mid-year pricing and then with our pricing that we're out in January. So you can expect aggregates that price net of cost to expand further. We're very positive on that going into 2024. For cement, our pricing, again, we did very strong pricing in '23. We'll exit the year there in mid-teens. We're out for our January 1st price increases at $15 a ton.

Our mid-year price increases came in at about 70% realization. So I would expect that same kind of realization along our river markets as we go through that. So, overall, you know, my commentary had very strong pricing continuing in 2024, and you can see the margin profile of both our cement and aggregates businesses doing that. And then the downstream pricing has been very strong. You saw our margins, even with, you know, some restrained volumes coming into our ready-mix area, you saw us continue to expand margins through our pricing analysis. So really good execution by the team, Stanley.

Stanley Elliott: Great. Thanks so much and best of luck.

Operator: All right. Thank you. And our next question comes from the line of Trey Grooms from Stephens. Trey, please go ahead.

Trey Grooms: Hi. Good morning, and thanks for taking my question. First off, congrats on the nice work on the aggregates margins and the acceleration there. Anne, you know, can you talk about some of the drivers there that are, you know, kind of pushing those margins up? And do you think that -- or do you expect, I guess this to continue into Q4 and maybe any early thoughts on, you know, the margin trajectory there in aggregates looking into next year? I think you mentioned a favorable price/cost outlook, but any more color you could give us there? Thank you.

Anne Noonan: Yes. So thanks, Trey. So, you know, we were very encouraged by our aggregates profitability this quarter and the progress that the team has made. So on a year-on-year basis, expansion of 570 basis points was definitely very significant for us. On a unit profitability basis, we were up 27% and sequentially 13.6%. And most importantly, the number that you hear me talk about a lot is that best-in-class target of our North Star of getting to 60% cash gross profit margin. This quarter we started bumping up on a trailing 12-month basis to that 50%, and that's purely by execution.

And it's the things we've talked about before trade pricing that I just explained, you know, with Stanley, we're very positive on the momentum we have coming out of '23 and going into '24. So that price net of cost, expect that to continue to expand. But the second area that I'm extremely encouraged by is our operational excellence that has started to take hold. And this is where we have a unique opportunity and some self-help opportunities at Summit.

And we saw year-to-date, our continuous improvement projects in ags has allowed us to add 9 million to the bottom line. And we have a pipeline that we've gone out and done continuous improvement events across about third of our quarries right now. And that's about a 25 million EBITDA pipeline. And what you can expect is, in 2024, we'll even supercharge that we're adding resources in the form of project management lean Six Sigma people. And so we're continuing to stay extremely well focused on that as well. And then the third point of drivers that I'd point to is our flexible energy model. You know, diesel, we have a 50 -- we're actually hedged 49% right now. Our pricing is at 275 for that. And on a full-year basis for 2023, we were 317. So those three factors of price, operational excellence, and our flexible fuel model should really allow us to continue to fuel our ags’ profitability into 2024.

Trey Grooms: Wonderful. Thanks for the color, Anne.

Anne Noonan: Thanks, Trey.

Operator: All right. Our next question comes from the line of Garik Shmois. Garik, please go ahead.

Garik Shmois: Hi, thank you. I wanted to follow up just on your comment around growing the aggregates business even as you move forward with closing on the Argos USA deal. You know, is the opportunity set, you know, consistent with and just your prior comment around some of these, you know, internal initiatives or are there opportunities on the M&A side to accelerate growth in aggregates? And maybe just speak to your ability to make additional acquisitions while integrating Argos once you get to that point?

Anne Noonan: Yes. So, thanks, Garik. So you're absolutely right on target there, because we are intending to grow both organically and inorganically. And to your point on organic growth, that's very much heavily driven, first of all, by our operational excellence and growing that bottom line, and also being -- having additional price growth.

But also, I put greenfields in that category. We continue to have additional greenfields coming online, and they're very margin accretive also. So that's kind of our organic growth side. We have a very rich pipeline of inorganic growth potential. And, you know, we've talked before about the recent acquisition we did in Phoenix wanting to build out that aggregates platform. Our team's very active out there right now, trying to build out aggregates around that strong ready-mix position that we have. And then Florida is the same.

Our team are out there scouring every opportunity for greenfields and for M&A. We feel with the higher cash flow generation from a bigger cement profile, we're going to actually be able to accelerate our number six position in aggregates. So we're very positive about this and feel that the Argos transaction will only help us accelerate that position.

Operator: All right. Thank you. Our next question comes from the line of Phil Ng. Phil, please go ahead.

Collin Verron: Hi. Good morning. This is actually Collin on for Phil. I appreciate the high level commentary around the different end markets. But can you put some number ranges around your preliminary view for volumes in 2024, with your peers talking about aggregates volumes being flat to down low single digits next year? I guess, is this something also achievable by Summit? Or do you anticipate some variance either to the upside or the downside?

Anne Noonan: Yes. So Collin, thanks for the question. Let me start by saying we are refining our numbers, so we'll come out with a much more clear guide to you in February, as we always do. But I'll kind of share with you where our mind is right now around volumes. So let's start with the one we have the most visibility, which is in the public side. You know, this year we saw mid-single-digit growth, solid mid-single-digit growth. That pipeline is only increasing.

So public, we see the IIJA dollars flowing through. We see that in our major Texas and Kansas states, and we're actually seeing that happen. So definite proof that has started and will accelerate only into 2024. The other thing we look at is our contract highway and paving awards in public, which are up 27% year-on-year, which is seven percentage points above the national average.

So that's all starting to play through. And then if we look at our state DOT budgets for 2024, they're up 14% for our top five states, or 4.5 billion. Texas alone is up 24% to 18.5 billion.

Utah is up 2.9 billion. Kansas is up 2.3 billion, Missouri around 4.1 million -- billion, and then Virginia is at 8.1 billion. So very strong pipeline. The whole point of giving you that data is to prove that and then our backlogs, which is really what we have in hand and I always use Texas as our bellwether state on how we're doing on backlogs. They're nearly double what we had last year and they're building. So bottom line for all that data I gave you was public is very strong.

We continue to see that into 2024. Let's switch a little bit to residential. So residential, we believe we're cautiously optimistic, it'll stabilize if not recover. But it's a little different by our end markets. So in Houston, we're seeing that recovery come back faster. You can see that in the form of single-family permits are improving, that trend decline is improving. And actually see if you look out on forecasts on single-family permits, them turning positive in 2024. We actually see that in our business. And, you know, the Texas market is held up by a very strong economy both from an energy perspective, household formation and population growth.

So we expect the Houston market to continue to recover faster. Salt Lake City, a little bit slower. There, the larger builders are faring better than the regional builders. But again, single-family permits, the trend is improving there. So you could potentially see some recovery. But our planning stance is kind of longer through there. And then finally our Phoenix market in residential. You know, it's actually that we're not as over-indexed on residential, there, we're heavier commercial, which is doing extremely well. But even the residential there, the single-family permit trend is improving as well. So, you know, bottom line on residential, stabilize if not recovery.

But the point I'd give you on residential, which I think is very important, is we were down 20% this year. And the reason we've kept our margins up and done very well on our pricing is we're in the right markets with advantaged assets and leading positions and we're overall very bullish on residential in the long-term. So, you know, we can see that being a swing factor in '24. And then let me move to non-residential which I think has, you know, some real positives to it. Just to remind you, we've had a flat stance on that and it's played out pretty much as expected with the heavy from -- onshoring and manufacturing and energy offsetting the light non-residential.

We've seen that play out. We feel we have very good advantage positions for non-residential. If you look at our Southeast markets in Carolinas and Atlanta, they're growing heavily with the EV battery factory. And then if you think about along our river markets and the Gulf driven by a lot of the energy verticals and then Phoenix is the epicenter for semiconductor manufacturing.

And actually if you look at the funding that's come from the IRA and Chips Act so far, over 60% of that has gone into our top states. So we're very encouraged by that. The other thing we love about the non-residential is they're very ags and cement intensive. And so we're getting that materials portfolio strength compound itself over the years.

And then you have the multiplier effect as we look out over time of building out single-family homes and further light non-residential. So all that's to say is, we can see a path to maybe flat growth next year. You know, it will be, really the drivers will be -- we are very positive on public. Residential, we could get that recovery. That would be a driver upwards. And then non-residential, I would say start from a flat perspective, Collin, and then we'll update our pipeline to you, which is quite rich right now on the non-residential side. We'll give you more specificity on that when we [technical difficulty].

Operator: [technical difficulty] comes from the line of Anthony Pettinari from Citi. Anthony, please go ahead.

Anthony Pettinari: Good morning.

Anne Noonan: Good morning, Anthony.

Anthony Pettinari: You know, you got - hey you got good ag -- pricing and ags in 3Q, and I think organic volumes were down 7.5%. You know, you talked about dynamic pricing and value pricing. I'm just wondering, are you walking away from any business, and if so, would that be, you know, any component of that 7.5% decline? And then, maybe just an add-on question, I guess your expectation is for cement pricing to outpace aggregates pricing in '23. I'm not sure if there's too much to read into that, you know, if those markets are just a little bit stronger or maybe you just have more of an opportunity there from a commercial excellence perspective or if there is any color you can give there?

Anne Noonan: Yes. So, Anthony, let me address ags volumes and pricing in Q3, first of all. So obviously they were down because residential has been down. So that's a big driver of your ags being down. The other point I point to really answer your question around pricing is in our British Columbia market. There we are leaders in pricing and, you know, we tend to lead and we'll lose a little bit of volume and then it will come back. That's just the way it works every year. We saw the trend from Q2 to Q3 improve on our volumes there.

So we're positively encouraged that that will turn around. That being said, price -- the value of our pricing way outweighed that volume decline in Q3 on aggregates. Cement, I think you just read into that more that we started from such a high point in January. And cement pricing, if you recall, we had to go very high on our pricing. It was like a $17 a ton increase in January, followed by a mid-year $10 a ton. And that was really because as we were in cement pricing in 2023, we had those really high energy costs at the beginning of the year with very strong supply-demand dynamics, but generally cost inflation was quite high.

So we had very strong realization. Our mid-year price increase is 70%. And frankly, as we go into 2024, we're going to go out with that $15 a ton, and I'd expect that same realization. So cement, the supply-demand dynamics stay strong. Our costs are going to be higher. Again, I'd -- maybe have Scott talk a little bit about our cement costs as we go into, we believe this will keep pricing up frankly in 2024 because we have some significant increases in costs that are a little different in '24 than '23. So Scott, maybe you want to talk a little about that.

Scott Anderson: Yes. Let me just lay out the cost picture. As you heard in my prepared remarks, they have not relented. So, I actually, I'll start with the bucket through the categories that have eased off a bit, and really, and that's around our hauling costs and our subcontracting costs, those have ease off a bit. But when you start looking at the rest of the cost, they have really stuck around. I think if you remember, early in the year, we thought they would moderate by this time and come back down to that mid-single digit range, and they haven't.

We're still pushing up against that high single-digit even to a double-digit. And when you look at labor, we're right up against that double-digit. It's high single-digit across all of our labor cost.

And then materials, that go into our downstream. Those are actually in your mid-teens increases year-over-year. And then the one that's really sticking with us is repair and maintenance. You know, we have a lot of equipment, a lot of equipment intensity, and the repair costs are still, you know, 12% to 15% up. So, you know, when you look at all that, we're not seeing the easing and cost yet. So we factored that into our Q4 expectations, but I do think next year, they will start moderating and that will help that price/cost relationship next year.

Anne Noonan: Hopefully, that answers your question, Anthony?

Anthony Pettinari: No, that's super helpful. I'll turn it over.

Anne Noonan: Thank you, Anthony.

Operator: All right. Our next question comes from the line of Kathryn Thompson from Thompson Research Group. Kathryn, please go ahead.

Kathryn Thompson: Hi. Thank you for taking my question today. Just stepping back, bigger picture as you contemplate the integration -- potential integration of Argos, it will be a higher CapEx spend just with a greater concentration of cement in the mix. How -- how are you planning to balance maintenance and potential catch-up maintenance for Argos assets along with some of the growth initiatives that you talked about earlier in this call? And you've been in a journey of winnowing down assets that perhaps don't fit best within the strategy at Summit. Is that process mostly wrapped up, and are there any other assets that you could see trimming to help with cash flows for anticipated increase in CapEx? Thank you.

Anne Noonan: Yes. Thanks for the question, Kathryn. I'll kind of answer the latter part of your question at a high level here and then turn to Scott for more specificity around the CapEx and catch up. So overall, you know, I think the -- one of the things that's important to understand that the cement assets are actually less capital intense than -- than aggregates assets. So we see that in our base business. So that's something to understand as we think about free cash flow conversion. From the point of view of our growth initiatives, we feel that we'll be in a really good position because of that higher cement portfolio, better free cash flow conversion to further accelerate aggregates.

But to your point, Kathryn, we are definitely continued to be focused on portfolio optimization. Every quarter we meet as a team and we have what we call our Tier-1 divestiture list, and that list gets -- we examine every single asset and business in the portfolio. And if they're not going to meet our ROIC and margin profiles, they get put on the list. And there is more opportunity there and we are very confident in our ability to de-lever the balance sheet. Scott, maybe I'll turn to you on the CapEx.

Scott Anderson: Yes. So, Kathryn, when you look at the pro forma combined basis on the CapEx, you will see that we still maintain that historical about 10%, on the 10% of net revenue on the CapEx, and then, really that goes along for about three to four years and then you'll see it start coming back towards the traditional 8% where we'd like to be. But that 10% does give us the bandwidth. When you think about the cement, the cement business actually is less capital intensive than our ags business.

And so it does give us bandwidth to fit in those growth projects and those debottlenecking projects that we have on -- on the Argos as well as our green initiatives with the alternative fuels that you'll see kind of ramp up as -- in the year two and three. So we do have that and then, you know, we'll still continue to do our greenfielding. As a matter of fact, this year we've got $10 million to $15 million into greenfields. We'll still have that and that's modeled in as well. That we'll be continuing that on the ag side. So, overall, maintaining that 10% profile is very doable.

Anne Noonan: The other thing I'd add, Kathryn, is that we're very confident in our ability to deliver on our synergies. So, we've said in our prepared comments before that over 50% of our synergies within the first 18 to 24 months, we feel are very doable and that's only on the operational synergies. I'm actually really looking forward to when we close and get our commercial teams together and really supercharge those commercial opportunities which aren't even in the $100 million. That will help a lot with cash flow as well.

Kathryn Thompson: Thank you.

Anne Noonan: Thanks, Kathryn.

Operator: All right. Our next question comes from the line of David MacGregor from Longbow Research. David, Please go ahead.

David MacGregor: Yes. Good morning, everyone. I wanted to ask you about, in your deck, slide number nine and in aggregates you guide to low teens aggregate pricing just based on the year-to-date numbers, it seems to imply a mid-single-digit increase in 4Q. Am I reading that right and if so, you know, can you talk a little bit about what might be coming to bear on the pricing growth? And then on the ready-mix chart, I guess pricing gains in third quarter decelerated rather sharply. Can you talk about how you're seeing market conditions maybe evolving in Salt Lake City and Houston? And how is the addition of Phoenix may be contributing to the change in ASP growth? Thanks.

Anne Noonan: Yes. Scott will talk a little bit about the ags growth here for you and the Q4 impact.

Scott Anderson: Okay. David, just on the ags, you know, the pricing, when you think about it, Q4, the comp does get harder. If you remember last year, our price increase in Q4 was about 13.9%. So that does get harder. So you won't see quite -- the margin or the price increase in Q4, but we still think the mid-teens or low-teens is attainable on the full year. Was that the -- ?

Anne Noonan: Yes. Let me talk about the ready-mix side. So all of our markets have held up really well, honestly, with 20% down in volume, David. I've been extremely impressed by our ready-mix team. They've managed to keep in that 20s, which we've done. And I've said before that Summit is very good in the downstream, and we're even better today because we're in the right markets with leading assets and leading positions, and we've added our centers of excellence where we've been able to expand those margins as well.

So I wouldn't focus too much on the pricing in those ready-mix markets because we're really just a pass through and then we always add a little bit of margin. It's much more important to be in the right markets, to be able to add our center of excellence value proposition onto our margins to expand. But the pricing is going to go a little bit with where cement goes in those various markets and/or, you know, short load fees, etc., that we're very focused on.

Scott Anderson: I might add one more thing, David, just on the ag pricing too. When you think of the seasonality, as we get into the colder months, that's where you start shifting away from your clean stone, your higher ASP clean stone and more to your base materials. So that -- the mix will actually bring that down just inherently a bit too in that Q4.

David MacGregor: Okay. Thanks very much.

Anne Noonan: Thanks, David.

Operator: All right. Our next question comes from the line at Adam Thalhimer. Adam, please go ahead.

Adam Thalhimer: Hi. Good morning. Nice quarter.

Anne Noonan: Thanks, Adam.

Adam Thalhimer: Anne, can you talk about seasonality in the cement segment? I wasn't modeling margins down that much sequentially. So I'm just wondering if that was a maintenance timing issue and what your outlook for cement margins is.

Anne Noonan: Yes. You know, I would talk, if you're talking about seasonality in cement, I would say, if you're looking at Q3 volumes, the impact there -- we always got to watch the amount of import we did one year versus the next. So if you look, our volumes were down in Q3 in cement and the major reason for that was -- about 50% of that decline was because we had more imports last year. We had more of those LNG projects, which of course is dilutive to margin, good for dollars EBITDA.

On the other side, we had a little bit of weather in Minnesota and Iowa. So that's why you see kind of volumes down in Q3, but they're just kind of one-time events. I would say our ability to continue to expand margins in cement is very strong. On a year-on-year basis, we were up 260 basis points. This team has done a phenomenal job of increasing towards that trailing 12-month, you know, North Star objective of 40% EBITDA margins. At this quarter, we were at 37.6% on a trailing 12-month basis and that's from the value pricing that we talked about a lot earlier in the call. But it's also about the investments we've done around improving what you call our operational equipment effectiveness which for Davenport were best in class.

Hannibal has a ways to go to get to that 85%. Our team is very focused on that. We also invested in the Davenport Storage Dome, which has helped our operational costs. We continue to drive PLC across all of our network. And then, as you go into '24, think about Green America Recycling. We're expanding that in Davenport with our flex fuel technology investment, which will allow us again to continue to expand margins. So all those four key elements of pricing, operational excellence, Green America, and PLC will allow us to continue to have that strong pricing capability and supply to underpin by strong supply-demand dynamic in cement, Adam.

Adam Thalhimer: Thanks, Anne.

Anne Noonan: Thanks.

Operator: All right. Our next question comes from the line of Brent Thielman from Davidson. Brent, please go ahead.

Brent Thielman: Hi. Great, thanks. Just had a question on aggregates and the -- maybe just the different cost buckets. I think you indicated the costs are hanging around higher for longer, maybe where are you seeing some abatement and where are you seeing some influence for a higher costs in that business going forward?

Scott Anderson: Brent, this is Scott. I'll answer that one. When you think of ag cost, your two biggest -- your two biggest cost drivers there is your labor and your equipment costs. And frankly, Brent, we're not seeing those abate. Those are still driving up there. And you know, like, I commented earlier, the labors up, they're pushing double-digit. And on your equipment cost, you know, the fuel, earlier this year, we thought we were going to get some tailwind on fuels and unfortunately that's kind of went away since fuel cost have upticked.

And as you know, our ag business is very dependent on diesel fuel. So where we thought we were going to get maybe an $8 million, $6 million to $8 million tailwind on that is actually probably more like a $2 million, and most of that's already been realized. So don't anticipate any tailwind on the fuel cost going into Q4 either. So not a lot of abatement going into Q4. We are hopeful for next year that labor will start coming off and, you know, we're hearing the signs of that. We're just waiting for it to see -- waiting to see it pass through now.

Brent Thielman: Great. Thank you.

Anne Noonan: Thanks, Brent.

Operator: Our next question comes from the line of Mike Dahl from RBC. Mike, please go ahead.

Mike Dahl: Hi. Thanks for taking my question. Just to stick with the cost side, I know there's a lot of moving pieces here, but based on what you're seeing today, you know, now I'm betting into your fourth quarter guide. You've talked about it moderating or you think it will moderate in '24. Can you give us any sort of finer point on what your current planning assumption would suggest for cost increases in both ag and cement for '24?

Scott Anderson: Yes, Mike. First of all, we are hopeful in '24 that we will see that moderation. And we're actually going through our budgets right now, and we are seeing some cost. Actually barging cost is one that's actually surprised us to see the increases we're hearing in the barging side along the Mississippi River. So we're going to accommodate that in our budget for next year. But overall on the specific assumptions, we're in that mid-single-digits right now. But as Anne mentioned, we'll have a finer point on that when we come back to you in February on the broader --.

Anne Noonan: Yes. I think just to give you for a magnitude, Mike, you know, one of the reasons why we're going out with a very strong price increase in cement with $15 a ton is because our barge costs are up about 9% to 10% even with mitigation by our team. So we're working hard on that. We continue, as Scott said, to see cost inflation, but we do think it will moderate somewhat next year. But we're going to continue with a strong pricing stance and control what we can control on our costs, really focus on operational excellence on both ags and cement and really drive our costs down. That's what we can control in 2024.

Mike Dahl: Got it. Okay. Thanks, Anne. Thanks, Scott.

Anne Noonan: Thanks, Mike.

Operator: All right. Our next question comes from the line of Jerry Revich from Goldman Sachs. Jerry, please go ahead.

Jerry Revich: Yes, hi, good morning everyone.

Anne Noonan: Good morning, Jerry.

Jerry Revich: And I'm wondering -- hi. I'm wondering if we just talk about the margin potential of the products business as it stands today and what the opportunity is for margin expansion from here, you know, assuming flattish volumes. Historically, this business at some point has gotten into the high-20s on a cash gross profit margin basis. But obviously, the portfolio has evolved. So just wondering for that part of the portfolio specifically, how do you feel about the opportunity to push price ahead of costs over the medium term?

Anne Noonan: Yes, so one of the things we do like. So this is our downstream businesses essentially and if you look at both, let's take them separately. So our ready-mix business, we've clearly shown our ability in the past to do 20s, and we're good at ready-mix. We're just very good at the downstream. And with the portfolio work that we've done, I wouldn't have said this two years ago with the portfolio work we've done, we're in the right markets with advantaged assets and we've leading positions. The other thing our team has done a lot of work on in ready-mix as we very much lead in innovation. The team has done a lot of work around AI, around the ad mixtures.

So, the value proposition that they bring and the ability to expand margins in the strong markets is where we see that ability to pop that 20%. But very importantly all these downstream business have historically, and that's why we're in these markets and that's a key part. The other point I'd point you to is on our asphalt and construction.

They very much upheld by very strong public demand right now. Liquid asphalt has moderated off a little bit. So that price net of cost in asphalt, you can see that pop in the margin. So I'm very confident that our team will at least be able to continue to add points of margin in both of our downstream business because of where we play and because of our focus on our improvement of our operational capability and value proposition to the customer.

Jerry Revich: Super. Thanks.

Anne Noonan: Thanks, Jerry.

Operator: All right. Our next question comes from the line of Keith Hughes from Truist. Keith, please go ahead.

Keith Hughes: Thank you. On the aggregate pricing in the fourth quarter guide, I see historically you're talking about you have some seasonal decline from third to fourth. But given these numbers, this looks particularly large. Is there something unusual going on this year that you're going to see more of a seasonal impact than you would have in past years?

Anne Noonan: No, I mean I'll let Scott go to specifics, if you want, but honestly, it's not any different. We always see this seasonality in Q4 around pricing, so it can get a little bumpy around that. But our pricing is still very strong. You know, if you think about our aggregates pricing from the mid -- you know, the mid-year price increases, you know, at the top end of that, our carryover ags pricing will be in that mid-single digits, but there was very strong execution. So I wouldn't read anything into that Q4 other than our typical seasonality. Scott, would you like to add anything?

Scott Anderson: I don't think so, Anne. I think -- I think we're on track for that -- that low teens and at the mid-teens on the full year.

Anne Noonan: Yes.

Scott Anderson: And, yes, we take a more of a conservative approach on that with the mix, but I don't anticipate it to be a drop here. We're going to continue the pricing, and it will drop to the margins. We will continue, as we've said, we're targeting, you know, overall EBITDA margins of a record of 23.5% to 24%.

Anne Noonan: Yes. You know, Keith, as we've seen the compounding effect of the strong pricing over the last couple of years, that's why you're starting to see a lot of these margins pop. So I wouldn't over-index on Q4 at all. That's just kind of a seasonality thing. We'll exit low teens or better and continue to have strong pricing in our January 1st price increases. The teams are out there with very strong price increases of mid-single digit to high.

Keith Hughes: Okay. What's one other one on cement? You talked about why the volume is down in the third. Are we going to see some of that in the fourth as well in terms of some weight volumes there?

Anne Noonan: Q4 in cement, we'll see the same seasonality that we've always seen. They'll be down a little bit just because of the river levels, etc. We're doing everything to meet our customers' demand, but the barges --.

Scott Anderson: Yes. I would comment just that the import volume will be a change from the prior year. We did have a heavy -- heavier import volume last year which we won't have, which, as we've talked about in the past, we use that as kind of a flex for those projects Anne talked about earlier, the LNG projects that we target down to the Gulf Coast.

Keith Hughes: Okay, thank you.

Anne Noonan: Thank you.

Operator: All right. There are no further questions at this time. So I'd like to turn the call back over to Anne Noonan for closing remarks.

Anne Noonan: Thank you, [Jeremy].

Once again, I'd like to thank our Summit team for putting us on course for a record setting year financially and for moving us forward strategically. Our strong third quarter results underpin our belief that our portfolio is stronger, more resilient and we are executing across the business. At this point, we remain laser-focused on meeting or beating our 2023 commitments setting ourselves up for continued success in 2024 while at the same time progressing the value accretive Argos combination.

I want to thank you for joining our call today. We look forward to our continued dialog and appreciate your ongoing support of Summit Materials.

Thanks.

And have a great day.

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This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. This communication relates to the Transaction. In connection with the Transaction, Summit filed a preliminary proxy statement on Schedule 14A with the SEC on October 18, 2023 and plans to file with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Summit may file with the SEC and send to its shareholders in connection with the Transaction. The issuance of the stock consideration for the Transaction will be submitted to Summit’s shareholders for their consideration. Before making any voting decision, Summit’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Summit and the Transaction.

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